UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K
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CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): October 17, 2014
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LEIDOS HOLDINGS, INC.
LEIDOS, INC.
(Exact name of registrant as specified in its charter)
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DELAWARE	001-33072 000-12771	20-3562868 95-3630868

(State or other Jurisdiction of Incorporation)	(Commission File Numbers)	(IRS Employer Identification Nos.)

11951 Freedom Drive, Reston, Virginia	20190

(Address of Principal Executive Offices)	(Zip Code)
Registrants’ telephone number, including area code: (571) 526-6000
N/A
 (Former names or former addresses if changed since last report.)
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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
On October 17, 2014, Leidos Holdings, Inc., as borrower, and Leidos, Inc., as guarantor, entered into Amendment No. 2 (the “Amendment”) to the Amended and Restated Four Year Credit Agreement dated as of March 11, 2011, as amended by Amendment No.1 dated as of April 19, 2013 (the “Agreement”), with Citibank, N.A., as administrative agent and the other lending institutions named in the Agreement. The following summary of the Amendment is qualified in its entirety by reference to the Amendment filed as Exhibit 10.1 to this report.
The Amendment (i) modifies the fee structure to provide for additional pricing level tiers and corresponding applicable margins and facility fee rates, which are based on a pricing grid tied to the company’s debt ratings, (ii) changes the ratio of consolidated funded debt to EBITDA that the company is required to maintain, and (iii) provides certain representations and covenants relating to compliance with applicable anti-corruption laws.
In connection with the Amendment, the company exercised its right under the Agreement to voluntarily reduce the combined commitments of the lenders from $750 million to $500 million. As of the date of this report, no borrowings were outstanding under the Agreement.
Item 9.01 Financial Statements and Exhibits
(d)     Exhibits

10.1
Amendment No. 2 to the Amended and Restated Four Year Credit Agreement dated as of March 11, 2011, as amended by Amendment No.1 dated as of April 19, 2013, among Leidos Holdings, Inc., as borrower, and Leidos, Inc., as guarantor, Citibank, N.A., as administrative agent and the other lending institutions party thereto.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LEIDOS HOLDINGS, INC.
By:	/s/ Raymond L. Veldman
	Name:	Raymond L. Veldman
	Title:	Senior Vice President and Secretary

LEIDOS, INC.
By:	/s/ Raymond L. Veldman
	Name:	Raymond L. Veldman
	Title:	Senior Vice President and Secretary

Dated:  October 20, 2014